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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                          (Amendment No.    6    )*
                                        ----------

                      ROBERTS PHARMACEUTICAL CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                          (Title of Class Securities)

                                  770491-10-8
                             --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this coverage page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

CUSIP NO. 770491-10-8               13G                     Page 2 of 5 Pages


1.  NAME OF REPORTING PERSON
    S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert A. Vukovich
        Social Security No. ###-##-####
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

-------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------

                        5.  SOLE VOTING POWER

                                 1,887,571
                        --------------------------------------------------------
                        6.  SHARED VOTING POWER

                                         0
                        --------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER

                                 1,887,571
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,887,571
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1,887,571
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages

Item 1.
     (a)  Name of Issuer:

          Roberts Pharmaceutical Corporation

     (b)  Address of Issuer's Principal Executive Offices:

          Meridian Center II
          4 Industrial Way West
          Eatontown, New Jersey 07724

Item 2.
     (a)  Name of Person Filing:

          Robert A. Vukovich

     (b)  Address of Principal Office or, if none, Residence:

          Meridian Center II
          4 Industrial Way West
          Eatontown, New Jersey 07724


     (c)  Citizenship:

          U.S.A.

     (d)  Title of Class of Securities

          Common Stock, $.01 par value

     (e)  CUSIP Number:

          770491-10-8

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          Not Applicable.

Item 4.   Ownership (as of December 31, 1995)

     (a)  Amount Beneficially Owned: 1,887,571

     (b)  Percent of Class:  8.7%

        (c)   Number of Shares as to which such person has:

              (i)   sole power to vote or to direct the vote of 1,887,571
                                                                ---------
                    shares including 250,000 shares subject to a currently
                                     -------
                    exercisable option.

             (ii)   shared power to vote or to direct the vote of 0
                                                                 ---
                    shares.

            (iii) sole power to dispose or to direct the disposition of 1,887,571 shares including 250,000 shares subject to a
                    ---------                  -------
                    currently exercisable option.


             (iv) shared power to dispose of or to direct the disposition of 0 shares.
                      ---


 ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Not Applicable

 ITEM 6.     Ownership of More than Five Percent on Behalf of Another
             Person.

             Not Applicable

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not Applicable

 ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable

 ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

             Not Applicable

ITEM 10.  CERTIFICATION

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 29, 1996

/s/ Robert A. Vukovich
-----------------------
Signature

Robert A. Vukovich
Chairman of the Board and
President
-------------------------
Name/Title